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EXHIBIT 5.1

Opinion And Consent of Balboni Law Group LLC

March 28, 2003

Diamond Discoveries International Corp.
1133 Broadway
8th Floor
New York, NY 10010

Gentlemen:

        We have acted as securities counsel for Diamond Discoveries International Corp., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended, relating to common stock to be issued pursuant to certain consulting agreements (the "Agreements"). This opinion is being furnished in response to Item 601 of Regulation S-K and the instructions to Form S-8. We are familiar with the proceedings to date with respect to the proposed consulting agreements and the issuance of common stock pursuant thereto, and have examined such records, documents, and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

        On the basis of the foregoing, we are of the opinion that:

        1.    The Company is a corporation, duly organized and existing under the laws of the State of Delaware.

        2.    The Agreements have been duly and validly authorized and adopted, and the shares of common stock of the Company (the "Shares") that may be issued and sold from time to time in accordance with the Agreements have been duly authorized for issuance and will, when issued in accordance with the Agreements, be validly issued, fully paid, and non-assessable.

        The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Georgia, and we are not expressing any opinion as to the effect of the laws of any other jurisdiction. In this regard we note that the Corporation is a Delaware corporation and that the Agreements are governed by the laws of the State of New York. In rendering the foregoing opinions, we have relied upon unofficial compilations of the General Delaware Corporation Law, we have assumed that the laws of the State of New York are identical to the laws of the State of Georgia, we have relied, to the extent we deem such reliance appropriate, as to certain matters on statements, representations, and other information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                      Very truly yours,

                      /s/                        BALBONI LAW GROUP LLC

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Opinion And Consent of Balboni Law Group LLC